Exhibit 99.1
FOR IMMEDIATE RELEASE

July 29, 2021

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Second Quarter 2021 Operating Results

DALLAS, TEXAS, July 29, 2021 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $28.0 million for the quarter ended June 30, 2021. In comparison, for the quarters ended March 31, 2021 and June 30, 2020, the Bank reported net income of $47.9 million and $67.0 million, respectively. For the six months ended June 30, 2021, the Bank reported net income of $75.9 million, as compared to $118.5 million for the six months ended June 30, 2020.

Total assets at June 30, 2021 were $58.6 billion, compared with $61.1 billion at March 31, 2021 and $64.9 billion at December 31, 2020. The $2.5 billion decrease in total assets for the second quarter was attributable to decreases in the Bank's short-term liquidity holdings ($1.7 billion), advances ($0.7 billion) and long-term investments ($0.1 billion). The $6.3 billion decrease in total assets for the six months ended June 30, 2021 was attributable primarily to decreases in the Bank's advances ($7.6 billion), long-term investments ($0.7 billion) and mortgage loans held for portfolio ($0.2 billion), partially offset by an increase in the Bank's short-term liquidity holdings ($2.1 billion).

Advances totaled $24.9 billion at June 30, 2021, compared with $25.6 billion at March 31, 2021 and $32.5 billion at December 31, 2020. The Bank's mortgage loans held for portfolio totaled $3.2 billion at June 30, 2021, as compared to $3.2 billion at March 31, 2021 and $3.4 billion at December 31, 2020.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $0.7 billion at June 30, 2021 compared to $0.8 billion at March 31, 2021 and $0.9 billion at December 31, 2020. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $16.3 billion at June 30, 2021, as compared to $16.3 billion at March 31, 2021 and $16.8 billion at December 31, 2020. At June 30, 2021, March 31, 2021 and December 31, 2020, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At June 30, 2021, March 31, 2021 and December 31, 2020, the Bank's short-term liquidity holdings totaled $13.1 billion, $14.8 billion and $11.0 billion, respectively.

The Bank's retained earnings increased to $1.477 billion at June 30, 2021 from $1.452 billion at March 31, 2021 and $1.408 billion at December 31, 2020. On June 28, 2021, a dividend of $3.3 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and six months ended June 30, 2021 (and, for comparative purposes, as of March 31, 2021 and December 31, 2020, and for the quarters ended March 31, 2021 and June 30, 2020 and the six months ended June 30, 2020) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended June 30, 2021 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 800 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Six Months Ended June 30, 2021
(Unaudited, in thousands)

	June 30, 2021	March 31, 2021	December 31, 2020
Selected Statement of Condition Data:

Assets
Investments (1)	$30,152,031	$25,187,292	$25,660,696
Advances	24,922,369	25,621,279	32,478,944
Mortgage loans held for portfolio, net	3,206,071	3,206,790	3,422,686
Cash and other assets (2)	346,688	7,098,415	3,350,200
Total assets	$58,627,159	$61,113,776	$64,912,526

Liabilities
Consolidated obligations
Discount notes	$11,371,181	$13,336,683	$22,171,296
Bonds	41,615,443	41,776,784	37,112,721
Total consolidated obligations	52,986,624	55,113,467	59,284,017
Mandatorily redeemable capital stock	6,690	6,811	13,864
Other liabilities	1,842,805	2,273,704	2,057,760
Total liabilities	54,836,119	57,393,982	61,355,641
Capital
Capital stock — putable	2,092,739	2,008,260	2,101,380
Retained earnings	1,476,903	1,452,202	1,408,245
Total accumulated other comprehensive income	221,398	259,332	47,260
Total capital	3,791,040	3,719,794	3,556,885
Total liabilities and capital	$58,627,159	$61,113,776	$64,912,526

Total regulatory capital (3)	$3,576,332	$3,467,273	$3,523,489

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Selected Statement of Income Data:
Net interest income (4) (5)	$51,162	$80,055	$110,099	$131,217	$155,691
Other income (loss)	5,656	(1,576)	(2,630)	4,080	32,760
Other expense	25,680	25,287	33,074	50,967	56,742
AHP assessment	3,115	5,319	7,441	8,434	13,175
Net income	$28,023	$47,873	$66,954	$75,896	$118,534

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    At June 30, 2021, March 31, 2021 and December 31, 2020, the Bank's cash and other assets included excess cash of $0.1 billion, $6.9 billion and $3.1 billion, respectively, that was held at the Federal Reserve.
(3)    As of June 30, 2021, March 31, 2021 and December 31, 2020, total regulatory capital represented 6.10 percent, 5.67 percent and 5.43 percent, respectively, of total assets as of those dates.
(4)    Net interest income is net of the provision (reversal) for mortgage loan losses.
(5)    The Bank records hedge ineffectiveness associated with fair value hedging relationships in net interest income in accordance with the provisions of ASU 2017-12, "Targeted Improvements to Accounting for Hedging Activities." During the quarters ended June 30, 2021, March 31, 2021 and June 30, 2020, fair value hedge ineffectiveness increased (reduced) net interest income by $(5.757) million, $19.464 million and $9.423 million, respectively. During the six months ended June 30, 2021 and 2020, fair value hedge ineffectiveness increased (reduced) net interest income by $13.707 million and $(27.467) million, respectively.
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